UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2011

CHINA-BIOTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110733	98-0393071
(Commission File Number)	(IRS Employer Identification No.)
No. 26 Orient Global Headquarter Lane 118, Yonghe Road Zhabei District, Shanghai 200072 People’s Republic of China
(Address of Principal Executive Offices)	(Zip Code)

(86 21) 3639 1922
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011, China-Biotics, Inc. (the “Company”) announced the appointment of Mr. Jonathan Chan as a new director of the Company and as the new Chairman of the Company’s Audit Committee, effective immediately.  Mr. Chan, age 39, is currently the associate director of Go-To-Asia Investment Limited (“GTA”) and has over 10 years of experience in direct investments in various sectors in China and Taiwan and managing a private equity fund for investments in Chinese enterprises.  Prior to joining GTA, from 2000 to 2006, Mr. Chan served as the Chief Financial Officer of General Components Inc., a NASDAQ-listed company and an investor in one of the funds managed by GTA.  Mr. Chan also served as an investment manager for Softbank China Venture Investments Limited from July 2000 to August 2001.  In addition, Mr. Chan served as a senior associate with the corporate finance department of Ernst and Young from May 1998 to June 2000 and as a senior auditor with the audit department of Ernst and Young from April 1995 to April 1998.

In addition to his investment management background, Mr. Chan has experience in listing PRC companies on the Hong Kong Stock Exchange, as well as experience in mergers and acquisitions, corporate restructurings, corporate valuations, due diligence investigations, and corporate advisory work.  Mr. Chan holds a Bachelor of Commerce degree in Accounting and Computer Information Systems from the University of New South Wales in Australia.  Mr. Chan is also an associate member of the Hong Kong Institute of Certified Public Accountants and a member of Certified Public Accountants, Australia.  During the last three years, Mr. Chan has also served as an independent, non-executive director of three Hong Kong listed companies: Sino Katalytics Investment Corporation, China Data Broadcasting Holdings Limited, and Shenyang Public Utility Holdings Company Limited.

Mr. Chan will receive a monthly salary of HKD $40,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China-Biotics, Inc. (Registrant)
Date: October 31, 2011	By:	/s/ Song Jinan
Song Jinan Chief Executive Officer, President, Treasurer, and Secretary